Exhibit 2.2

Execution Version

EDWARD S. LAMPERT

June 1, 2019

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, IL 60192

Re:	Merger Agreement

Ladies and Gentlemen,

I refer to the Agreement and Plan of Merger (the “Merger Agreement”) among Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), Transform Holdco, LLC, a Delaware limited liability company (“Transform”), and Transform Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Transform (“Merger Subsidiary”), being executed and delivered concurrently with this letter agreement, pursuant to which, subject to the conditions therein, Merger Subsidiary will be merged with and into the Company, with the Company surviving such merger as an Affiliate of Transform. Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement.

I acknowledge that I am entering into this letter agreement with the Company as a material inducement to the Company to enter into the Merger Agreement and in recognition of substantial direct and indirect benefits to me therefrom.

I hereby agree not to, and to cause ESL not to, effect any amendment of the Company’s bylaws or take, or seek to take, any other stockholder action that is inconsistent with the terms of the Merger Agreement or that would reasonably be expected to frustrate the transactions contemplated thereby, the Outlet Sale Process or any sale of the Outlet Segment conducted in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements.

Furthermore, upon your request, I agree to, and to cause ESL to, take all such action as may be necessary to exempt from the requirements of Section 2.10 of the Company’s bylaws the approval by the Company Board of the entry into any sale of the Outlet Segment conducted in accordance with the terms of the Merger Agreement that meets the Outlet Sale Requirements.

This letter agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will constitute an original of this letter agreement, but all the counterparts will together constitute one and the same agreement. This letter agreement shall be governed by the substantive laws of the State of Delaware and all disputes arising under or in connection herewith shall be submitted to the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court.

[Signature page follows]

Sincerely,

/s/ Edward S. Lampert
Edward S. Lampert

Accepted and agreed as of the date first above written,

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles J. Hansen
Name:	Charles J. Hansen
Title:	Vice President, General Counsel and Secretary

[Signature Page to Letter Agreement between Edward S. Lampert and Sears Outlet and Hometown Stores, Inc.]